Exhibit 99.1

Ovid Therapeutics Announces Senior Management Promotions in Preparation for Multiple Data Readouts Expected in 2020

Amit Rakhit, M.D., MBA, Promoted to President

Timothy Daly Promoted to Executive Vice President, Finance

NEW YORK, November 01, 2019 – Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company committed to developing medicines that transform the lives of people with rare neurological diseases, today announced two senior leadership changes to further build the company’s capabilities as it approaches topline results from the pivotal Phase 3 NEPTUNE trial for OV101 in Angelman syndrome, expected in mid-2020. Ovid’s Chief Medical Officer and Head of Research and Development, Amit Rakhit, M.D., MBA, has been promoted to President, in which role he will oversee several functions including commercial, research and development, regulatory, and manufacturing. Amit will retain his title as Chief Medical Officer. In addition, Timothy Daly has been promoted to Executive Vice President, Finance to oversee the company’s operations, finance and IT. Tim will retain his title as Treasurer. Both positions will report to Ovid’s Chairman and Chief Executive Officer, Jeremy Levin, D.Phil., MB, BChir.

“2020 is a data-rich year with inflection points across our pipeline, including our pivotal Phase 3 data readout for OV101 in Angelman syndrome,” said Dr. Levin. “In preparation for these events, Amit and Tim will focus on all relevant capabilities required for our next stage of growth. Amit has been instrumental in driving success across Ovid’s programs, and under his exceptional leadership he will continue to propel the evolution of these exciting programs. As we have grown, Tim’s leadership and oversight of our finances and operations have been critical, and as we evolve, he will now lead and integrate additional key functions. I am delighted to announce their promotions today, both of which are very well deserved, and look forward to their continued leadership and guidance.”

Amit Rakhit, M.D., MBA, has served as Ovid’s Chief Medical Officer since March 2016 and Chief Medical Officer and Head of Research and Development since March 2019. Previously, Dr. Rakhit was Senior Vice President, Head of Worldwide Medical at Biogen Inc., from 2014 to 2016 and Vice President, Program Leadership from 2011 to 2014 where he led the Spinraza® and dexpramipexole development programs. Earlier, he worked at Bristol-Myers Squibb Company for 10 years, where he held several roles of increasing responsibility in both clinical development (Plavix® and Avapro® teams) and international medical affairs to support the development, launch execution and life cycle management of several products across the company’s portfolio. Dr. Rakhit earned his B.A. in molecular and cell biology from the University of California, Berkeley, M.D. from Tufts University School of Medicine, and dual MBAs from Columbia University and London Business School. Dr. Rakhit completed his fellowship in pediatric cardiology at Harvard Medical School and was previously on staff at Boston Children’s Hospital.

Timothy Daly joined Ovid in September 2015, and has served in positions of increasing responsibility, most recently as Treasurer and Senior Vice President, Finance and Corporate Controller. Prior to Ovid, Mr. Daly was Vice President of Finance and Corporate Controller at Advanced Health Media LLC, a global provider of technology to healthcare professionals. Previously, he served as Vice President, Controller and Chief Accounting Officer at Enzon Pharmaceuticals, Inc., a publicly held pharmaceutical company. Before that, Mr. Daly served in various operational finance roles during his 12-year tenure at ImClone Systems Incorporated, including during the commercial launch of Erbitux®, and most recently as Director of Finance. Mr. Daly earned his B.S. in accounting from Rider University.

About Ovid Therapeutics

Ovid Therapeutics Inc. is a New York-based biopharmaceutical company using its BoldMedicine® approach to develop medicines that transform the lives of patients with rare neurological disorders. Ovid has a broad pipeline of potential first-in-class medicines. The company’s most advanced investigational medicine, OV101 (gaboxadol), is currently in clinical development for the treatment of Angelman syndrome and Fragile X syndrome. Ovid is also developing OV935 (soticlestat) in collaboration with Takeda Pharmaceutical Company Limited for the potential treatment of rare developmental and epileptic encephalopathies (DEE).

For more information on Ovid, please visit http://www.ovidrx.com/.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding advancing Ovid’s product candidates, progress, timing, scope and the potential therapeutic benefits based on results of clinical trials for Ovid’s product candidates; and the anticipated reporting schedule of clinical data regarding Ovid’s product candidates. You can identify forward-looking statements because they contain words such as “will,” “believes” and “expects.” Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the fact that initial data from clinical trials may not be indicative, and are not guarantees, of the final results of the clinical trials and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and/or more patient data become available.  Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth in Ovid’s filings with the Securities and Exchange Commission under the caption “Risk Factors”. Ovid assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Spinraza® is a registered trademark of Biogen

Plavix® and Avapro® are registered trademarks of Sanofi-Aventis

Erbitux® is a registered trademark of Eli Lilly and Company

Contacts

Investors and Media:

Ovid Therapeutics Inc.

Investor Relations & Public Relations

irpr@ovidrx.com

Or

Investors:

Steve Klass

Burns McClellan, Inc.

sklass@burnsmc.com

(212) 213-0006

Media:
Katie Engleman
1AB
katie@1abmedia.com
(919) 333-7722